Exhibit 99.1

ACTIVECARE ANNOUNCES TEN-FOR-ONE REVERSE STOCK SPLIT

Salt Lake City, Utah — May 16, 2013 — ActiveCare, Inc. (OTC.BB:ACARD), the service leader in disease and diabetes management today announced a reverse stock split of its shares of common stock at a ratio of 10-for-1 for stockholders of record May 16, 2013. The stock split is effective today and the shares will trade on a post-split basis on the OTC Bulletin Board under the temporary symbol “ACARD” with a “D” added for 20 trading days to signify that the reverse stock split has occurred. The reverse stock split, which was unanimously approved by the Company’s board of directors, was approved by the stockholders of the Company at its Annual Meeting held March 25, 2013.

As a consequence of the reverse split, every 10 shares of the Company’s outstanding common stock will be combined into one share.  Immediately prior to the reverse split, the Company had issued and outstanding 46,857,271 shares of common stock. After giving effect to the reverse stock split, the number of shares of ActiveCare, Inc. common stock issued and outstanding will be reduced to approximately 4,685,728

The reverse stock split was executed as part of the Company’s program to improve its capital markets appeal to investors and pursue its objective to list its shares for trading on a national exchange. The Company believes that the timing for the reverse split is supported by anticipated sales growth through the Company’s existing customer base and new customer contracts. The Company recently entered into new contracts and anticipates that as a result the Company should have more than 40,000 members by the end of calendar 2013.

In connection with the reverse stock split, the Company was required to obtain a new CUSIP number to identify the post-split shares of its common stock.  ActiveCare’s transfer agent, American Stock Transfer & Trust Company, LLC, will send a letter of transmittal relating to the reverse stock split to stockholders of record of ActiveCare common stock as of the date of the reverse stock split. The letter will include instructions for obtaining a new stock certificate evidencing the post-split shares issued to the stockholder. American Stock Transfer & Trust Company can be reached at (800) 937-5449 or info@amstock.com.

About ActiveCare

ActiveCare, Inc. is the telehealth and personal emergency response solution leader. Headquartered in Salt Lake City, Utah, ActiveCare is committed to providing consistent excellence in quality and safety, and friendly care for members and caregivers alike. To learn more about ActiveCare, Inc., visit the website at www.activecare.com or contact investor/media relations at 877-862-5545 or ir@activecare.com.

Safe Harbor
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. Forward-looking statements in this press release include, without limitation, the statement regarding anticipated member counts of approximately 40,000 by calendar year-end 2013, as well as the statements regarding dramatic growth and continued growth in the future. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.